UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 12, 2008

NUCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4119	13-1860817
(Commission File Number)	(IRS Employer Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (704) 366-7000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2008, a wholly-owned indirect subsidiary of Nucor entered into an agreement with Duferco Italia Holding S.p.A to acquire 50% of the equity of Duferdofin S.p.A. for a price of €423.5 million (approximately US$652.6 million), subject to adjustment after the closing based upon the net working capital and long-term liabilities of Duferdofin at closing. Duferdofin operates four long product manufacturing facilities and two distribution companies in Italy. The obligations of buyer under the agreement are guaranteed by Nucor and the obligations of seller are guaranteed by Duferco Participations Holding Ltd., the ultimate parent of the Duferco group of companies.

Prior to closing, Duferdofin and its corporate subsidiaries will be converted into limited liability companies and the name of Duferdofin will be changed to Duferdofin-Nucor S.r.l. Closing is expected to occur in the third quarter of 2008 after satisfactory resolution of regulatory approvals, transfer of appropriate permits and contracts, and other closing conditions.

A copy of the press release issued by Nucor on May 13, 2008 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	News Release of Nucor Corporation, issued May 13, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUCOR CORPORATION

By:      /s/ Terry S. Lisenby
Terry S. Lisenby
Chief Financial Officer, Treasurer and
Executive Vice President

Dated: May 15, 2008

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INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News Release of Nucor Corporation, issued May 13, 2008

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